EXHIBIT 10.56

RELINQUISHMENT OF DEBT CONVERSION RIGHTS

WHEREAS, Micki Malone (“Ms. Malone”), an accounting, finance, marketing, and sales executive of Findex.com, Inc. (the “Company”), is owed by the Company as of the date hereof an amount in demand debt equal to $178,831.39, inclusive of accrued interest through the date hereof, as a result of accumulated, unpaid wages for services;

WHEREAS, 100% of the afore-described demand debt currently owed by the Company to Ms. Malone is convertible into shares of Company common stock in accordance with its terms;

WHEREAS, in order to make available to the Company the opportunity to raise critically required capital to enable the Company to reasonably sustain and grow itself, and enter into other desirable transactions, the Company needs available to it more authorized but unissued shares of common stock than it currently has available;

WHEREAS, the Company has requested that Ms. Malone, in the interests of enabling the Company to raise such critically required financing and enter into such other desirable transactions, relinquish her rights to convert her demand debt to shares of Company common stock, and Ms. Malone desires to so relinquish such rights;

NOW, THEREFORE, for and in consideration of the foregoing recitals, Ms. Malone hereby agrees to irrevocably relinquish any and all of his rights to convert all or any portion of the demand debt owed by the Company to her as of the date hereof.

IN WITNESS WHEREOF, Ms. Malone has executed this Relinquishment of Debt Conversion Rights this 24th day of December, 2018.

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Micki Malone